Exhibit 10.1

Letter of Intent

The Parties:

Walter R. Merschat

Manager

Muddy Mineral Exploration LLC

PO BOX 356

Casper, WY 82602

T-Rex Oil, Inc. ("Purchaser")

520 Zang Street

Broomfield, CO 80021

In consideration of the mutual covenants, the acknowledgment, sufficiency and receipt thereof is hereby acknowledged, the parties enter into this Letter of Intent and hereby evidence their intent to negotiate a Purchase and Sale Agreement for the purchase of certain oil and gas leaseholds located in the Converse County in the State of Wyoming.

Seller owns approximately 4,500 net acres of leasehold interest in Converse County Wyoming which is held by production.   The parties agree to diligently and in good faith negotiate and enter into a definitive purchase and sale agreement by September 20, 2015.

Purchase Price:	$500,000

Net Revenue Interest:	Approximately 77.6 percent

Purchase and Sale Agreement:	Executed by September 20, 2015

Non-Refundable deposit on execution of purchase and sale agreement:	$25,000.00

Closing:	November 15 to December 15, 2015

Effective Date:	September 1, 2015

Due Diligence:	Seller will provide complete access to Seller's records and data in order for Buyer to perform its due diligence of the subject property.

1. Pre-Closing Activities; Conditions Precedent.  Prior to the Closing, Seller will not change or amend any terms, conditions, or provisions of the mineral interests.

2.  Exclusivity Period.  During the term of this Letter of Intent, Seller and Purchaser agree that they will not conduct discussions or negotiations or commit to any transaction involving the interests described herein other than the transaction contemplated hereby prior to September 21, 2015 (and further agree that any currently pending discussions or negotiations shall be terminated during this period).

3. Economic Points of the Transaction.  At the Closing, Purchasers will purchase the interests referred to herein for cash.

4. Additional Terms

a. Due Diligence.  The Purchaser will conduct a due diligence investigation of the subject assets. Seller agrees to provide the Purchaser and their agents and representatives with any and all due diligence data and documents requested, including but not limited to, all well files, logs, title information, farmout, geological, geophysical text and production data, and any geological evaluations, reservoirs models, studies or estimates, or geological prospect write-ups or descriptions, contracts, corporate documents and minutes and evidence of Seller's good standing in the State of Wyoming.

b. Fees and Expenses.  Each party will bear its own fees and expenses incurred in connection with the transaction.

c. Confidentiality.  Except as and to the extent required by law, no party will disclose or use and will direct its representatives not to disclose or use any information with respect to the transaction contemplated herein, without the consent of the other party or as provided in a confidentiality agreement.

d. Brokers or Finders.  There are no brokers or finders involved in the transaction.

e. Sellers Indemnification.  Sellers to indemnify Purchasers with respect to any breach of Seller's warranties and representations, which shall be limited to authority, breach of other agreement, and title issues

f.  Governing Law.  Colorado

g. Title.  Title to the mineral assets shall be free and clear of liens and encumbrances

h. Non-binding Letter of Intent.  Other than with respect to subsection 2 above, the matters set forth in this Letter of Intent constitute an expression of our mutual intention only and do not constitute a binding agreement among the parties with respect to the transaction.  Any such binding agreement would only arise as a result of the negotiation, execution and delivery of a written Purchase and Sale Agreement as contemplated hereby having terms and conditions satisfactory to the parties to such agreement.  No party hereto may bring any claim or action against any other party hereto as a result of a failure to agree on or enter into any definitive agreement as contemplated herein.

5.  Confidential Information. As used herein, the term "Confidential Information" shall mean the following:

a. The fact or existence of discussions between Disclosing Party and Receiving party regarding a potential Relationships, and the terms or potential terms thereof;

b. All information related to the Project;

c. All information labeled or otherwise identified in writing as "confidential" or "proprietary" by Disclosing Party or Receiving Party;

d. All information made known by the Disclosing Party to Receiving Party concerning the following items of the Disclosing Party: gas, oil, or minerals development interests, financial institutions, potential financing entities and partners, products, business, marketing and product development plans, customer and supplier lists and records, business records, employee, officer and consultant information, financial statements, technical information, pricing, discount and cost information, contractual terms and conditions, correspondence and other proprietary information, including without limitation any and all data, technology, research, inventions, tools, prototypes, intellectual property, trade secrets, know-how, formulations, files, software, compositions, works of authorship, samples, processes, methods and the like, and all information relating to past, present and future research, development and business activities of a nature generally considered confidential or proprietary in the business world;

e. All information relating to possible financing arrangements by Disclosing Party; and

f.  All information regarding ideas, models, designs, business products, services or processes or other items that Receiving Party could develop, implement and/or integrate in its business or affairs based on any of the above.

Notwithstanding the above, the following information shall not be deemed Confidential Information: (i) information which is or becomes part of the public domain through no wrongful act of the Receiving Party, (ii) information which is rightfully received by the Receiving Party from a third party without restriction and without breach of this Agreement, (iii) information which is approved for release by written authorization of an officer of the Disclosing Party, (iv) information which is required to be disclosed pursuant to the order of a court of governmental agency or operation of law, (v) information and documents gathered in the course of due diligence by the Receiving Party related to entity structure, individuals and project location of (vi) information which the Receiving Party demonstrates to have been lawfully in possession of prior to receipt thereof from the Disclosing Party.

The undersigned acknowledge, accept and agree to this Letter of Intent as of August 27, 2015.

Seller: Muddy Mineral Exploration LLC

By: _/s/ Walter R. Merschat__________

Name: Walter R. Merschat

Title:  Managing Partner

Purchaser: T-Rex Oil, Inc.

By: _/s/ Donald Walford______________

Name: Donald Walford

Title:  CEO